EXHIBIT 99.12

News Release
October 27, 2000

Trading Symbols:
TRBD (EASDAQ)

TST WITHDRAWS ITS APPLICATION FOR A
PREJUDGMENT WRIT OF ATTACHMENT AGAINST TURBODYNE

Carpinteria, California—October 27, 2000—Turbodyne Technologies, Inc. (EASDAQ: TRBD) announces the following:

TST served a Notice of Withdrawal of Application for Right to Attach Order and Writ of Attachment and Temporary Protective Order re Turbodyne Technologies, Inc. on the Company on October 19, 2000. The withdrawal of the application is applicable to Defendant Turbodyne Technologies, Inc. only and is without prejudice. However, TST’s lawsuit against the Company and other defendants is still pending.

TST’s original claim was made against Pacific Baja Light Metals in its bankruptcy proceedings. Subsequently, TST, Inc. filed suit against Turbodyne Technologies and other defendants on March 13, 2000 for approximately $1.8 million plus interest, costs and attorney’s fees for materials sold to Pacific Baja and guaranteed by Turbodyne.

On August 23, 2000, the Company was served with a motion for prejudgment writ of attachment. Prior to TST’s withdrawal of the motion, it was scheduled to be heard on September  9, 2000, and was subsequently rescheduled for October 23, 2000, in the Superior Court of the County of San Bernardino.

TST is a light metals supplier and does business under the following fictitious business names: TIMCO, Standard Metals Recycling, Tandem, TIMCO Division of TST, Inc., Tandem Division of TST, Inc., Standard Metals Recycling Division of TST, Inc., Tandem Industries Divison of TST, Inc., Standard Division of TST, Inc.

Turbodyne Technologies, Inc. a California based high technology company, specializes in the development of charging technology for internal combustion engines and the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies’ headquarters is located in Carpinteria, California, and its European office is located in Frankfurt, Germany.

Contacts:

Kenneth Fitzpatrick—Investor Relations at California Headquarters: (800) 566-1130
Markus Kumbrink—Investor Relations at Frankfurt office: +49-69-69-76-73-13

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.